Exhibit 99.1

CONTACT:

Marlene Somsak, media relations
408.503.2592
marlene.somsak@palmOne.com

palmOne Board Names Ed Colligan CEO

MILPITAS, Calif., May 16, 2005 – palmOne, Inc. (Nasdaq: PLMO) today announced that its board of directors has named Ed Colligan to the position of chief executive officer. Colligan has served as interim CEO since Feb. 25, and has been president of the company since June 16, 2004. Colligan also was named a member of the palmOne board of directors, effective immediately.

palmOne Board Chairman Eric Benhamou said that Colligan’s knowledge of the company and industry, his leadership skills and his performance during his tenure as interim CEO were key factors in the board’s unanimous decision.

“Ed has been a driving force for innovation in mobile computing. His outstanding record of leadership and his passion for the company and the industry distinguish him,” he said. “We have conducted a comprehensive search of external candidates, and have also worked closely with Ed during his tenure as interim CEO. Ed has secured the confidence of the board, our customers, suppliers and employees, and we believe we have chosen the right leader for palmOne.”

Colligan said, “palmOne has an excellent opportunity to become the world’s most significant mobile computing company, and I am honored and thrilled to be chosen to lead it. The industry is young and full of promise, and I’m confident we have the products, partners and talent to extend our leadership.”

Colligan, 44, has 20 years of management experience in a broad range of functional disciplines in the high-technology industry, including more than 12 years with palmOne and its predecessors. He joined Palm Computing in 1993, where he was vice president of marketing, responsible for the positioning, launch and marketing of the Palm Pilot and other Palm handheld-computing products. He was then a founder of Handspring, where he served in a number of executive-leadership positions, culminating in president and chief operating officer. He joined palmOne in October 2003 when Palm, Inc. spun off PalmSource, Inc., acquired Handspring and became palmOne. Before his promotion to president in June 2004, Colligan was senior vice president and general manager of the company’s wireless business.

His new title is president and chief executive officer.

About palmOne, Inc.

palmOne, Inc. — a leader in handheld computing and communications solutions — strives to put the power of computing in people’s hands so they can access and share their most important information. The company’s products include Treo(TM) smartphones, Zire(TM) and Tungsten(TM) handhelds, and software and accessories.

palmOne products are sold through select Internet, retail, reseller and wireless operator channels throughout the world, and at palmOne Retail Stores and palmOne online stores (http://www.palmOne.com/stores).

More information about palmOne, Inc. is available at http://www.palmOne.com.

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palmOne, Zire, Tungsten and Treo are among the trademarks or registered trademarks owned by or licensed to palmOne, Inc. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.